PRICING SUPPLEMENT                                         File No. 333-122639
-------------------                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated February 25, 2005)
Pricing Supplement Number: 2446


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

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
    Principal Amount:  $1,000,000,000                                   Original Issue Date:        June 16, 2005

    CUSIP Number:      59018YVK4                                        Stated Maturity Date:       June 15, 2007

    Issue Price:       100%

    Interest Calculation:                                               Day Count Convention:
    ---------------------                                               ---------------------
    [x]  Regular Floating Rate Note                                     [x]  Actual/360
    [_]  Inverse Floating Rate Note                                     [_]  30/360
         (Fixed Interest Rate):                                         [_]  Actual/Actual


    Interest Rate Basis:
    --------------------
    [x]  LIBOR                                                          [_]  Commercial Paper Rate
    [_]  CMT Rate                                                       [_]  Eleventh District Cost of Funds Rate
    [_]  Prime Rate                                                     [_]  CD Rate
    [_]  Federal Funds Rate                                             [_]  Other (see attached)
    [_]  Treasury Rate
    Designated CMT Page:                                                Designated LIBOR Page:
                CMT Moneyline Telerate Page:                                     LIBOR Moneyline Telerate Page: 3750
                                                                                        LIBOR Reuters Page:


    Index Maturity:           One Month                                 Minimum Interest Rate:      Not Applicable



    Spread:                   + 0.04%                                   Maximum Interest Rate:      Not Applicable

    Initial Interest Rate:    Calculated as if the Original             Spread Multiplier:          Not Applicable
                              Date was an Interest Reset Date

    Interest Reset Date:      Monthly, on the 15th of every month, commencing
                              on July 15, 2005, subject to modified following Business
                              Day convention.

    Interest Payment Date:    Monthly, on the 15th of every month, commencing
                              on July 15, 2005, subject to modified following Business
                              Day convention.

    Repayment at the
    Option of the Holder:     The Notes cannot be repaid prior to the Stated Maturity Date.

    Redemption at the
    Option of the Company:    The Notes cannot be redeemed prior to the Stated Maturity Date.

    Form:                     The Notes are being issued in fully registered book-entry form.

    Trustee:                  JPMorgan Chase Bank, N.A.

    Underwriters:             Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Fifth Third Securities, Inc. and Wells
                              Fargo Brokerage Services, LLC (the "Underwriters"), are acting as principals in this transaction.
                              MLPF&S is acting as the Lead Underwriter.

                              Pursuant to an agreement, dated June 13, 2005 (the "Agreement"), between Merrill Lynch & Co., Inc.
                              (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of
                              Notes set forth opposite its name below:

                              Underwriters                               Principal Amount of the Notes
                              ------------                               -----------------------------

                              Merrill Lynch, Pierce, Fenner & Smith              $980,000,000
                                          Incorporated
                              Fifth Third Securities, Inc.                        $10,000,000
                              Wells Fargo Brokerage Services, LLC                 $10,000,000
                                                                               --------------
                                                   Total                       $1,000,000,000

                              Pursuant to the Agreement, the obligations of the
                              Underwriters are subject to certain conditions and the
                              Underwriters are committed to take and pay for all of
                              the Notes, if any are taken.

                              The Underwriters have advised the Company that they
                              propose initially to offer all or part of the Notes
                              directly to the public at the Issue Price listed above.
                              After the initial public offering, the Issue Price may
                              be changed.

                              The Company has agreed to indemnify the Underwriters
                              against certain liabilities, including liabilities under
                              the Securities Act of 1933, as amended.

    Underwriting Discount:    0.175%

    Dated:                    June 13, 2005
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